Exhibit 5.3

September 25, 2006

Petrohawk Energy Corporation

1100 Louisiana, Suite 4400

Houston, Texas 77002

Thompson & Knight LLP

Three Allen Center

333 Clay Street, Suite 3300

Houston, TX 77002-4499

RE:	Proliq, Inc.

Ladies and Gentlemen:

Petrohawk Energy Corporation, a Delaware corporation (the “Company”), and certain of its subsidiaries, including Proliq, Inc., a New Jersey corporation (“Proliq”), have entered into a First Supplemental Indenture, dated as of July 12, 2006 (the “Supplemental Indenture”). The Supplemental Indenture amends and supplements an Indenture, dated as of July 12, 2006 (the “Indenture”), among the Company, U.S. Bank National Association, as trustee (the “Trustee”), and certain subsidiaries of the Company relating to the 9.125% Senior Notes due 2013 issued by the Company (the “Outstanding Notes”). In addition, the Company has filed a registration statement on Form S-4 with the United States Securities and Exchange Commission in connection with the Company’s offer (the “Exchange Offer”) to exchange its 9.125% Senior Notes due 2013 to be registered under the registration statement (the “Exchange Notes”) for any and all Outstanding Notes. Under the terms of the Indenture, as supplemented by the Supplemental Indenture, the Company’s obligations under the Outstanding Notes and Exchange Notes are unconditionally guaranteed by all of its subsidiaries which are parties thereto (collectively, the “Guarantors”), including Proliq. All capitalized terms used, but not defined, in this opinion letter shall have the meanings set forth in the Trust Indenture.

You have requested us, as special New Jersey counsel to you, to render the opinions set forth in this letter. In connection therewith, we have reviewed photostatic copies of the Indenture and the First Supplemental Indenture (sometimes collectively referred to herein as the “Trust Indenture”). The Trust Indenture, as used herein, shall only refer to the Indenture and the Supplemental Indenture themselves, exclusive of any exhibits, schedules or certificates attached thereto, and shall not include any other documents, contracts or matters referred to or described in the Trust Indenture. We have assumed that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement or qualify the terms of the Trust Indenture, the Outstanding Notes or the Exchange Notes.

We have also reviewed the following additional documents and materials: (a) Certificate of Incorporation of Proliq, as amended, certified as true and correct on July 12, 2006 by the Department of Treasury of the State of New Jersey and certified as true and correct as of

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Thompson & Knight LLP

September 25, 2006

the date hereof by the Secretary of Proliq, and Bylaws of Proliq, as amended, certified as true and correct as of the date hereof by the Secretary of Proliq, (b) an incumbency certificate, dated as of the date hereof, signed by certain of the officers of Proliq, (c) resolutions of the Board of Directors of Proliq, dated July 24, 2006, authorizing the execution and delivery of the Supplemental Indenture and all further actions taken in connection with the transactions contemplated by the Trust Indenture, certified as true and correct as of the date hereof by the Secretary of Proliq with a further certification that such persons have been duly elected as Directors, and (d) good standing certificate with respect to Proliq issued by the Department of Treasury of the State of New Jersey on September 22, 2006 (“Good Standing Certificate”). The Trust Indenture, together with the documents described in clauses (a) through (d) above are hereinafter collectively referred to as the “Documents”. Other than our review of the Documents, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion, and we make no representation as to the scope or sufficiency of our document review for your purposes. With your consent, our opinion is qualified in all respects by the scope of such document examination.

We have relied, without independent investigation, upon certain certifications of governmental officials and private organizations having access to and regularly reporting on government files and records, including certificates of incorporation and certificates as to good standing. In addition, as to certain matters, we have relied, without independent investigation, upon the representations and warranties of Proliq contained in the Documents for the truth, accuracy and completeness of the matters contained therein. We have assumed that consents or minutes of proceedings of the board of directors or shareholders have been filed with the secretary or with the minutes of proceedings of the board or shareholders, whichever may be applicable, as required by applicable law.

In rendering this opinion, we have assumed and relied upon, without independent investigation, other than the inquiry referred to above, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents submitted to us (except that we have not assumed the due authorization of Proliq’s execution and delivery, of the Supplemental Indenture), (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, (iii) that the parties to the Trust Indenture other than Proliq are in full compliance with the terms thereof, (iv) that any action taken by the Trustee or any one or more Holders in connection with the performance or enforcement of the Trust Indenture, the Outstanding Notes or the Exchange Notes will be lawful, commercially reasonable and taken in good faith, and that the Trustee, the Holders, or any of them, will seek to enforce their or its rights only in circumstances and in a manner in which it is equitable and commercially reasonable to do so and otherwise in accordance with applicable law, (v) that the Indenture, the Supplemental Indenture, the Outstanding Notes and the Exchange Notes have been duly authorized by, and are valid and binding upon, and enforceable against, the Trustee, the Company and the Guarantors (other than Proliq) to the extent they are parties thereto, in accordance with their respective terms, (vi) that there has been no mutual mistake of fact and there exists no fraud or duress, (vii) that the transactions contemplated by the Trust Indenture comply with any test of good faith, fairness or conscionability required by law, (viii) that the

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Trustee and the Holders have entered into the Trust Indenture, and are entering into the Exchange Offer, without notice of any defense against the enforcement of any rights created by, or adverse claim to any interest transferred as part of, the transactions contemplated by the Trust Indenture, (ix) that all natural persons who signed the Trust Indenture, the Outstanding Notes, or the Exchange Notes had sufficient legal capacity to do so, (x) that routine procedural matters, such as service of process or qualification to do business in the jurisdiction, will be satisfied by the party seeking to enforce the Trust Indenture, the Outstanding Notes, or the Exchange Notes, (xi) that neither the Company nor any Guarantor will take any discretionary action permitted or facilitated by the Trust Indenture that, in the future, would result in a violation of law or constitute a breach or default under any other agreement or court order to which the Company or any such Guarantor is a party, (xii) that Proliq is not insolvent and will not be rendered insolvent by the making of its Subsidiary Guarantee, (xiii) that the failure of Proliq to execute and deliver the Supplemental Indenture to the Trustee would constitute a default by the Company under the Indenture, (xiv) that the Subsidiary Guarantee given by Proliq is in furtherance of its direct or indirect business interests, as determined by its Board of Directors and (xv) no other document or instrument contradicts or interferes with the right of contribution among the Guarantors set forth in Section 10.6 of the Trust Indenture.

We express no opinion herein in any respect as to (i) federal and state securities laws and regulations, (ii) Federal Reserve Board margin regulations, (iii) federal and state environmental laws and regulations, (iv) federal and state antitrust and unfair competition laws and regulations, (v) compliance with fiduciary duty requirements, (vi) fraudulent conveyance or fraudulent transfer laws, (vii) federal and state patent, copyright, intellectual property, trademark and trade name laws and(viii) federal and state tax laws and regulations.

The opinions expressed herein are limited and qualified in all respects by the effects of (i) general principles of equity and the exercise of judicial discretion, whether applied by a court of law or equity, (ii) bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent conveyance or fraudulent transfer, receivership, and other laws now or hereafter in force affecting the rights and remedies of creditors generally (not just creditors of specific types of debtors) and other laws now or hereafter in force affecting generally only creditors of specific types of debtors, (iii) the judicial imposition of an implied covenant of good faith and fair dealing, public policy or the discretion of any court as to the enforcement of remedies, and (iv) generally applicable rules of law that afford judicial discretion regarding the determination of damages and entitlement to attorney’s fees and other costs. While we express no opinion as to the remedies conferred upon the Trustee or Holders by the Trust Indenture, or the remedy which any court, governmental body or agency, or arbitrator may grant, impose or render, the Trust Indenture contains certain remedies which are recognized under New Jersey law and which under certain circumstances (such as the existence of a material breach and pursuit of a remedy which is not deemed unconscionable or otherwise against public policy) would be available to the Trustee and the Holders. We express no opinion regarding the availability of equitable remedies under the Trust Indenture, the Outstanding Notes, or the Exchange Notes. Without limiting the generality of the foregoing, we express no opinion as to the enforceability or recognition under the laws of the State of New Jersey of (i) waiver of the

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right to a jury trial, (ii) self-help, subrogation, indemnity, contribution, severability or the exercise of private power of sale, (iii) provisions which purport to establish evidentiary standards, (iv) provisions related to waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations with respect to third parties, releases or waivers of legal or equitable rights, discharge or waivers of defenses or liquidated damages, (v) provisions related to choice of governing laws, or (vi) any power of attorney or similar appointment under the Trust Indenture.

The opinions expressed herein are further limited and qualified in all respects by the effect of generally applicable rules of law that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, reasonableness and diligence, (ii) provide that forum selection clauses may not be binding, (iii) limit the availability of a remedy under certain circumstances where another remedy has been selected, (iv) limit the right of a creditor to use force or cause a breach of the peace in the enforcement of rights, (v) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale, (vi) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (vii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (viii) govern and afford judicial discretion regarding the determination of damages and entitlement to attorney’s fees and other costs, (ix) may, in the absence of a waiver or consent, discharge a guarantor to the extent that (a) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the guarantor, or (b) guaranteed debt is materially modified, and (x) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless (a) permitting a cure would unreasonably hinder making substitute arrangements for performance, or (b) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

The law covered by the opinions expressed herein is limited to the Federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States and the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the State of New Jersey. We have noted, in the course of preparing this opinion, that the substantive laws of the States of New York, Delaware and Texas and, potentially, the substantive laws of other jurisdictions may be relevant in connection with specific opinions which are given herein. We have, with your permission, assumed in each instance that the substantive law of any such jurisdiction other than the State of New Jersey is identical in all respects to the substantive law of the State of New Jersey.

This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement

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this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon, and subject to, the foregoing, we are of the opinion, as of the date hereof, that:

1. Proliq is a corporation organized and, as of the date set forth on the Good Standing Certificate, presently in good standing under the laws of the State of New Jersey.

2. Proliq has the requisite corporate power to enter into and perform its obligations under the Trust Indenture. The execution and delivery of the Supplemental Indenture by Proliq has been duly authorized by all requisite corporate action on behalf of Proliq.

3. The guarantee by Proliq of the obligations of the Company under the Outstanding Notes and the Exchange Notes pursuant to the terms of the Trust Indenture is enforceable against Proliq in accordance with its terms.

We hereby agree that Thompson & Knight LLP may rely on the opinions included herein for the purposes of delivering its opinions to the Company in connection with the Exchange Offer and the filing of the registration statement relating to the Exchange Offer. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement if required.

Very truly yours, STRADLEY, RONON, STEVENS & YOUNG, LLP

By:	/s/ Eric D. Schoenborn
Eric D. Schoenborn, a Partner